
<ARTICLE> 5
<LEGEND>
The schedule contains summary financial information extracted from Dean
Witter Select Futures Fund L.P. and is qualified in its entirety by references to such financial instruments.
</LEGEND>

<PERIOD-TYPE>                   12-MOS
<FISCAL-YEAR-END>                          DEC-31-1996
<PERIOD-END>                               DEC-31-1996
<CASH>                                     154,784,007
<SECURITIES>                                         0
<RECEIVABLES>                                5,898,480<F1>
<ALLOWANCES>                                         0
<INVENTORY>                                          0
<CURRENT-ASSETS>                                     0
<PP&E>                                               0
<DEPRECIATION>                                       0
<TOTAL-ASSETS>                             167,588,012<F2>
<CURRENT-LIABILITIES>                                0
<BONDS>                                              0
<PREFERRED-MANDATORY>                                0
<PREFERRED>                                          0
<COMMON>                                             0
<OTHER-SE>                                           0
<TOTAL-LIABILITY-AND-EQUITY>               167,588,012<F3>
<SALES>                                              0
<TOTAL-REVENUES>                            22,046,523<F4>
<CGS>                                                0
<TOTAL-COSTS>                                        0
<OTHER-EXPENSES>                            16,632,482
<LOSS-PROVISION>                                     0
<INTEREST-EXPENSE>                                   0
<INCOME-PRETAX>                              5,414,041
<INCOME-TAX>                                         0
<INCOME-CONTINUING>                          5,414,041
<DISCONTINUED>                                       0
<EXTRAORDINARY>                                      0
<CHANGES>                                            0
<NET-INCOME>                                 5,414,041
<EPS-PRIMARY>                                        0
<EPS-DILUTED>                                        0

<F1>Receivables include subscription receivable of $5,365,420 and interest receivable of $533,060.
<F2>In addition to cash and receivables, total assets include net unrealized gain on open contracts of $6,477,994, net option premium paid of $18,205 and due from DWR of $409,326.
<F3>Liabilities include redemptions payable of $2,370,157, accrued incentive fees of $348,459, accrued management fees of $403,858, accrued transaction fees and costs of $64,595, accrued brokerage commissions (DWR) of $491,315 and common administrative expenses payable of $123,343.
<F4>Total revenue includes realized trading revenue of $26,876,393, net change in unrealized of ($10,950,217) and interest income of $6,120,347.

